CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 10, 2010
Date of Report
(Date of Earliest Event Reported)

JPAK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada		20-1977020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Xinghua Road
Qingdao, Shandong Province
People’s Republic of China
266401
(Address of principal executive offices (zip code))

(86-532) 84616387
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

In order to meet the corporate governance requirements imposed by the national securities exchanges and in anticipation that a majority of our directors will eventually be independent directors, the Company has been seeking qualified independent director with experience beneficial to the Company’s development. On July 10, 2010, the Board of Directors of Jpak Group, Inc appointed Mr. Wenjie Li as an independent director, effective July 10, 2010. Additionally, on July 10, 2010, Mr. Stewart Shiang Lor resigned from his position as one of our directors in order to provide a vacancy for Mr. Li on the Board, whose experience we believe will better assist the remaining board members to carry out their duties as a Board of Directors.  Mr. Lor’s resignation was tendered voluntarily and not as a result of any dispute or disagreement between Mr. Lor and the Company.  Accordingly, the Board of Directors accepted Mr. Lor’s resignation and appointed Mr. Li as his replacement to serve out the remainder of Mr. Lor’s term on the Board. Mr. Li is expected to bring additional value to the Company, in order to assist the Company in its planned growth.

Mr. Wenjie Li, Director, 62 years of age: Mr. Li was a civil servant in Qingdao Administration of Work Safety and Deputy Division Director in Qingdao Economic Commission in China before joining the Company. Prior to that, Mr. Li was an engineer for twenty years in a company manufacturing apparatus in Qingdao. Mr. Li received a Bachelor of Laws degree from Qingdao University.

The Company entered into a Director Agreement with Mr. Li on July 10, 2010. Mr. Li’s compensation as Independent Director is a monthly director’s fee of USD$1,000, subject to adjustment by the Board.

 There are no family relationships between Mr. Li and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company. Additionally, there were no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which Mr. Li had or is to have a direct or indirect material interest.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

 (c) Exhibits

       10.1  Director Agreement by and between Wenjie Li and Jpak Group, Inc., dated July 10th, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

June 12, 2010

Jpak Group, Inc.

By: /s/ Yijun Wang
Yijun Wang, CEO